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                                                                     Exhibit 10

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of The Variable Annuity Life Insurance Company Separate Account A of our report dated April 22, 2019, relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 22, 2019, relating to the statutory basis financial statements of The Variable Annuity Life Insurance Company. We also consent to the use in this Registration Statement of our report dated April 22, 2019, relating to the statutory basis financial statements of American Home Assurance Company. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 22, 2019